Exhibit 99.1

MAXIMUS Reports Second Quarter Results for Fiscal 2014

- Increases Full Year Guidance -

RESTON, Va.--(BUSINESS WIRE)--May 8, 2014--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and six months ended March 31, 2014. All amounts reflect the stock split on June 28, 2013.

Highlights for the second quarter of fiscal 2014 include:

  Second quarter revenue increased to $439.0 million compared to the same period last year, driven principally by organic growth in the Health Services Segment.
  Second quarter diluted earnings per share from continuing operations increased to $0.59 compared to the same period in 2013.
  Cash and cash equivalents totaled $131.3 million at March 31, 2014.
  Year-to-date signed contract awards totaled $969 million and the sales pipeline remained strong at $2.2 billion at March 31, 2014.
  In addition to the strong delivery in the second quarter, the Company received notification of additional supplemental work in the Health Services Segment, resulting in an increase to fiscal 2014 guidance estimates.

For the second quarter of fiscal 2014, revenue increased 35% to $439.0 million, compared to revenue reported for the same period last year of $326.4 million, which benefitted from $16.0 million of non-recurring revenue from a terminated contract. Revenue grew 37% on a constant currency basis. Excluding the $16.0 million benefit in the prior year, second quarter revenue grew 41% over the same period last year. The year-over-year increase in revenue was driven principally by organic growth in the Health Services Segment from new work and expansion on existing contracts, much of which was related to the Affordable Care Act (ACA). Nearly all growth in the quarter was organic.

For the second quarter of fiscal 2014, income from continuing operations, net of taxes, totaled $41.2 million, or $0.59 per diluted share and included $0.01 of tax benefit offset by $0.01 of legal and settlement expense. As a result, adjusted diluted earnings per share also totaled $0.59. This compares to income from continuing operations of $31.7 million, or $0.45 per diluted share, for the same period last year. The prior-year period included a benefit of $10.9 million in pre-tax income ($6.5 million, net of taxes, or $0.09 per diluted share) related to the contract termination. Excluding this benefit, adjusted diluted earnings per share grew 64% to $0.59 compared to $0.36 in the prior year. As expected, the year-over-year increase in earnings was primarily attributed to accretive growth in the Health Services Segment.

“Our financial results for the second quarter demonstrate our ability to deliver innovative and scalable operations for ACA and Medicaid programs. Clients continue to turn to us to provide additional work in support of these critical programs, which provided an uplift to our fiscal 2014 guidance. Their reliance on MAXIMUS is a testament to the value we provide and our solid performance around the globe. We’ve also received notification of a reallocation of additional sites in two of our workforce services contracts in Australia. This reallocation reflects our continued strong performance under the Australian Star Ratings program, which is a proven methodology for achieving outcomes that matter to our clients and rewarding solid vendor performance with new work,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

Health Services Segment

Health Services Segment revenue for the second quarter of fiscal 2014 increased 64% to $324.1 million compared to $197.9 million last year. The year-over-year revenue increase was principally driven by new work and the expansion of existing contracts, including work supporting the implementation and operation of ACA in the United States; an increase in transaction-based volume growth in the Company’s appeals business; and acquired revenue from Health Management. Health Services Segment operating income for the second quarter increased 69% to $48.8 million (15.1% operating margin) driven by accretive revenue growth. This compares to $28.9 million (14.6% operating margin) for the same period last year.

Human Services Segment

Human Services Segment revenue for the second quarter of fiscal 2014 totaled $115.0 million compared to $128.4 million for the same period last year, which included the $16.0 million revenue benefit from the aforementioned terminated contract. Excluding this benefit, second quarter revenue grew 2% (7% on a constant currency basis) compared to last year. Human Services Segment operating income for the second quarter totaled $16.8 million (14.6% operating margin) compared to $21.5 million last year, which included non-recurring pre-tax income of $10.9 million related to the contract termination. Excluding this benefit, operating income increased 59%, driven principally by the expected profit expansion in the Company’s international operations and accretive growth tied to short-term engagements in the Company’s U.S. consulting operations.

Sales and Pipeline

Year-to-date signed contract awards at March 31, 2014 totaled $969 million. This compares to $886 million reported for the same period last year. In addition, new contracts pending (awarded but unsigned) totaled $76 million compared to $425 million reported for the same period in fiscal 2013, which included approximately $390 million related to two large program rebids and extensions.

Sales pipeline at March 31, 2014 was $2.2 billion (consisting of $628 million in proposals pending, $102 million in proposals in preparation and $1.44 billion in opportunities tracking) and includes opportunities across multiple geographies and both segments. This is consistent with the total pipeline of $2.3 billion for the same period in fiscal 2013. On a sequential basis, the pipeline is slightly lower compared to the $2.4 billion reported for first quarter of fiscal 2014 due to more than $600 million of opportunities converting into new signed contracts. The sales pipeline only reflects opportunities, including new work, rebids and options, where the request for proposal is expected to be released within the next six months.

Balance Sheet and Cash Flows

Cash and cash equivalents at March 31, 2014 totaled $131.3 million, of which approximately 65% were held overseas. For the second quarter of fiscal 2014, cash provided by operating activities from continuing operations totaled $34.6 million, with free cash flow of $25.8 million. Days Sales Outstanding (DSO) from continuing operations were 68 days and remain within the Company’s previously stated range of 65 to 80 days.

On February 28, 2014, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On April 8, 2014, the Company announced a $0.045 per share cash dividend, payable on May 30, 2014 to shareholders of record on May 15, 2014.

During the second quarter of fiscal 2014, MAXIMUS repurchased 301,400 shares of the Company’s common stock for approximately $13.0 million. At March 31, 2014, the Company had approximately $62.1 million available for future repurchases under its Board-authorized share repurchase program. Subsequent to quarter close and through May 2, 2014, the Company purchased an additional 241,500 shares for approximately $10.3 million.

Outlook

In addition to its solid delivery in the second quarter, MAXIMUS has been notified by clients of additional work in support of ACA and Medicaid. As a result, the Company is increasing its fiscal year 2014 revenue and earnings guidance. The Company now expects fiscal year 2014 revenue to range between $1.68 billion and $1.73 billion, an increase from the prior range of $1.60 billion to $1.68 billion. MAXIMUS now expects diluted earnings per share from continuing operations to range between $2.00 and $2.10, an increase from the prior range of $1.95 to $2.05.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, May 8, 2014, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 22, 2014. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay conference ID number: 13580874

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 11,000 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flow, adjusted diluted earnings per share from continuing operations, constant currency and results excluding the terminated contract.

We have provided a reconciliation of free cash flow to cash provided by operating activities from continuing operations. We believe that free cash flow is a useful basis for investors to compare our performance across periods or against our competitors. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions.

We have provided a reconciliation showing the effects of excluding the terminated contract on revenue, operating income and operating margin. We believe that these non-GAAP numbers provide a useful basis for assessing the Company’s performance excluding the effects of this one-time, non-cash transaction.

We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effects of legal and settlement expenses, acquisition expenses, tax benefits and the contract termination in fiscal year 2013.

To provide constant currency information, we calculate fiscal year 2014 revenue for all international businesses using the exchange rates used in the comparative periods in fiscal year 2013. We believe constant currency provides a useful basis for assessing the performance of the business excluding the unpredictable effects of foreign exchange fluctuations.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operating activities, diluted earnings per share, revenue growth or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2014	2013	2014	2013
Revenue	$439,015	$326,351	$845,607	$612,617
Cost of revenue	318,343	228,907	619,019	438,643
Gross profit	120,672	97,444	226,588	173,974
Selling, general and administrative expenses	55,129	46,693	107,732	88,915
Acquisition-related expenses	—	16	—	164
Legal and settlement expenses	600	—	600	142
Operating income from continuing operations	64,943	50,735	118,256	84,753
Interest and other income, net	183	637	904	1,743
Income from continuing operations before income taxes	65,126	51,372	119,160	86,496
Provision for income taxes	23,964	19,658	44,198	32,999
Income from continuing operations	41,162	31,714	74,962	53,497

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	22	(91)	12	(594)
Gain on disposal	23	66	92	102
Income (loss) from discontinued operations	45	(25)	104	(492)

Net income	$41,207	$31,689	$75,066	$53,005

Basic earnings (loss) per share:
Income from continuing operations	$0.61	$0.47	$1.10	$0.78
Income (loss) from discontinued operations	—	(0.01)	—	—
Basic earnings per share	$0.61	$0.46	$1.10	$0.78

Diluted earnings (loss) per share:
Income from continuing operations	$0.59	$0.45	$1.08	$0.77
Income (loss) from discontinued operations	—	—	—	(0.01)
Diluted earnings per share	$0.59	$0.45	$1.08	$0.76

Dividends paid per share	$0.045	$0.045	$0.09	$0.09

Weighted average shares outstanding:
Basic	67,884	68,179	68,143	68,171
Diluted	69,307	69,909	69,538	69,835

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	September 30,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$131,323	$125,617
Restricted cash	12,073	12,176
Accounts receivable — billed, net of reserves of $5,430 and $3,828	309,784	272,636
Accounts receivable — unbilled	20,303	20,320
Prepaid income taxes	75	358
Deferred income taxes	29,928	26,443
Prepaid expenses and other current assets	31,966	32,049
Total current assets	535,452	489,599

Property and equipment, net	70,982	77,710
Capitalized software, net	41,542	40,456
Goodwill	173,191	171,867
Intangible assets, net	42,974	42,039
Deferred contract costs, net	12,321	14,318
Deferred income taxes	590	1,179
Deferred compensation plan assets	10,977	10,314
Other assets, net	8,950	10,496
Total assets	$896,979	$857,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$109,654	$109,020
Accrued compensation and benefits	64,651	83,280
Deferred revenue	53,042	53,137
Current portion of long-term debt	158	170
Income taxes payable	18,379	8,327
Other liabilities	10,115	8,373
Total current liabilities	255,999	262,307
Deferred revenue, less current portion	27,065	32,953
Long-term debt	1,149	1,319
Deferred compensation plan liabilities, less current portion	16,161	13,953
Other liabilities	24,969	17,938
Total liabilities	325,343	328,470

Shareholders’ equity:
Common stock, no par value; 100,000 shares authorized; 67,889 and 68,525 shares issued and outstanding at March 31, 2014 and September 30, 2013, at stated amount, respectively	425,648	415,271
Accumulated other comprehensive income	6,540	7,987
Retained earnings	139,448	106,250
Total shareholders’ equity	571,636	529,508
Total liabilities and shareholders’ equity	$896,979	$857,978

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income	$41,207	$31,689	$75,066	$53,005
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(45)	25	(104)	492
Depreciation and amortization	11,737	7,959	23,759	17,934
Deferred income taxes	(9,046)	7,368	(1,387)	6,757
Non-cash equity based compensation	4,480	3,587	8,561	7,062

Change in assets and liabilities:
Accounts receivable — billed	(32,250)	(6,931)	(37,516)	(33,311)
Accounts receivable — unbilled	1,245	(7,307)	(50)	(8,152)
Prepaid expenses and other current assets	2,338	(2,593)	2,539	(2,521)
Deferred contract costs	625	3,932	1,979	(1,413)
Accounts payable and accrued liabilities	4,306	(1,798)	3,835	8,728
Accrued compensation and benefits	10,504	5,817	(7,450)	(1,877)
Deferred revenue	(5,168)	(9,397)	(6,211)	(2,934)
Income taxes	4,081	(4,328)	10,153	(6,561)
Other assets and liabilities	568	1,352	3,390	2,285
Cash provided by operating activities – continuing ops	34,582	29,375	76,564	39,494
Cash used in operating activities – discontinued ops	(68)	(61)	(104)	(554)
Cash provided by operating activities	34,514	29,314	76,460	38,940

Cash flows from investing activities:
Purchases of property and equipment	(5,076)	(6,264)	(9,516)	(13,351)
Capitalized software costs	(3,733)	(4,776)	(7,317)	(8,240)
Acquisition of Business	(2,670)	—	(2,670)	—
Proceeds from settlement of final PSI price	—	3,380	—	3,380
Proceeds from note receivable	39	112	154	172
Cash used in investing activities	(11,440)	(7,548)	(19,349)	(18,039)

Cash flows from financing activities:
Repurchases of common stock	(13,166)	—	(34,696)	(15,403)
Employee tax withholding on restricted stock units vesting	(101)	—	(12,905)	(6,677)
Tax benefit due to option exercises and RSU vesting	2,925	2,315	2,925	4,680
Cash dividends paid	(3,053)	(3,067)	(6,138)	(6,131)
Stock option exercises	191	—	518	1,752
Issuance of long-term debt	15,000	—	15,000	—
Repayment of long-term debt	(15,040)	(43)	(15,082)	(87)
Cash used in financing activities	(13,244)	(795)	(50,378)	(21,866)

Effect of exchange rate changes on cash and cash equivalents	909	(766)	(1,027)	(1,004)

Net increase/(decrease) in cash and cash equivalents	10,739	20,205	5,706	(1,969)

Cash and cash equivalents, beginning of period	120,584	167,138	125,617	189,312

Cash and cash equivalents, end of period	$131,323	$187,343	$131,323	$187,343

MAXIMUS, Inc.
SEGMENT INFORMATION – GAAP BASIS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2014	% (1)	2013	% (1)	2014	% (1)	2013	% (1)

Revenue:
Health Services	$324,060	100%	$197,948	100%	$623,218	100%	$373,946	100%
Human Services	114,955	100%	128,403	100%	222,389	100%	238,671	100%
Total	439,015	100%	326,351	100%	845,607	100%	612,617	100%

Gross Profit:
Health Services	85,061	26.2%	54,651	27.6%	161,879	26.0%	99,910	26.7%
Human Services	35,611	31.0%	42,793	33.3%	64,709	29.1%	74,064	31.0%
Total	120,672	27.5%	97,444	29.9%	226,588	26.8%	173,974	28.4%

Selling, general, and administrative expense:
Health Services	36,285	11.2%	25,742	13.0%	71,550	11.5%	50,375	13.5%
Human Services	18,844	16.4%	21,334	16.6%	36,182	16.3%	38,923	16.3%
Corporate/Other	—	NM	(383)	NM	—	NM	(383)	NM
Total	55,129	12.6%	46,693	14.3%	107,732	12.7%	88,915	14.5%

Operating income from continuing operations:
Health Services	48,776	15.1%	28,909	14.6%	90,329	14.5%	49,535	13.2%
Human Services	16,767	14.6%	21,459	16.7%	28,527	12.8%	35,141	14.7%
Corporate/other	—	NM	383	NM	—	NM	383	NM
Subtotal:
Segment operating income	65,543	14.9%	50,751	15.6%	118,856	14.1%	85,059	13.9%
Acquisition-related expenses	—	NM	16	NM	—	NM	164	NM
Legal and settlement expenses	600	NM	—	NM	600	NM	142	NM
Consolidated operating income from continuing operations	$64,943	14.8%	$50,735	15.5%	$118,256	14.0%	$84,753	13.8%

(1) Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Non-GAAP Measures

ADJUSTED REVENUE AND OPERATING INCOME RELATED TO TERMINATED CONTRACT
(Amounts in thousands)
(Unaudited)

	Three Months	Six Months
	Ended March 31,	Ended March 31,
	2013	2013

Total company revenue	$326,351	$612,617
Revenue from terminated contract	16,035	16,035
Total company revenue excluding terminated contract	$310,316	$596,582

Total company operating income	$50,735	$84,753
Operating income from terminated contract	10,900	10,900
Total company operating income, excluding terminated contract	$39,835	$73,853

Total company operating margin, excluding terminated contract	12.8%	12.4%

	Three Months	Six Months
	Ended March 31,	Ended March 31,
	2013	2013

Human Services revenue	$128,403	$238,671
Revenue from terminated contract	16,035	16,035
Human Services revenue, excluding terminated contract	$112,368	$222,636

Human Services operating income	$21,459	$35,141
Operating income from terminated contract	10,900	10,900
Human Services operating income, excluding terminated contract	$10,559	$24,241

Human Services operating margin, excluding terminated contract	9.4%	10.9%

MAXIMUS, Inc.
ADJUSTED DILUTED EPS FROM CONTINUING OPERATIONS
FY 2014 and FY 2013
(Unaudited)

	Quarter Ended
	Dec. 31,	Mar. 31,
	2013	2014
Diluted EPS from continuing operations-GAAP basis	$0.48	$0.59

Adjustments:
Legal and settlement expenses	–	0.01
Tax Adjustment	–	(0.01)
Subtotal pro forma adjustments	–	–

Adjusted diluted EPS from continuing operations	$0.48	$0.59

	Quarter Ended				Year Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2012	2013	2013	2013	2013
Diluted EPS from continuing operations-GAAP basis	$0.31	$0.45	$0.40	$0.51	$1.68

Adjustments:
Legal, settlement and acquisition-related expenses, net	–	–	0.01	–	0.01
Terminated Contract	–	(0.09)	–	–	(0.09)
Subtotal pro forma adjustments	–	(0.09)	0.01	–	(0.08)

Adjusted Diluted EPS from continuing operations	$0.31	$0.36	$0.41	$0.51	$1.60

EPS may not add due to rounding.

MAXIMUS, Inc.
FREE CASH FLOW
(Amounts in thousands)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2014	2013	2014	2013
Cash provided by operating activities – continuing operations	$34,582	$29,375	$76,564	$39,494
Purchases of property and equipment	(5,076)	(6,264)	(9,516)	(13,351)
Capitalized software costs	(3,733)	(4,776)	(7,317)	(8,240)
Free cash flow from continuing operations	$25,773	$18,335	$59,731	$17,903

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com